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                                                                   EX-99.B(j)(A)

                          Independent Auditors' Consent

The Board of Trustees of Wells Fargo Variable Trust:

We consent to the use of our reports for the Asset Allocation Fund, Equity Income Fund, Equity Value Fund, Growth Fund, International Equity Fund, Large Company Growth Fund, Money Market Fund, Total Return Bond Fund (formerly the Corporate Bond Fund) and Small Cap Growth Fund, nine Funds of Wells Fargo Variable Trust, dated February 14, 2003, incorporated herein by reference, and to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.


/s/ KPMG LLP

KPMG LLP
San Francisco, California
April 28, 2003